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                                                                   Exhibit 23.3

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Citadel Communications Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of Citadel Communications Corporation of our report dated February 18, 2000, relating to the consolidated balance sheet of Bloomington Broadcasting Holdings, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the Form 8-K of Citadel Communications Corporation filed on July 13, 2000, and to all references to our firm included in the referenced registration statement.

/s/ Dunbar Breitweiser & Company LLP

Bloomington, Illinois
November 30, 2000